News Release

American National Insurance Company, Galveston, Texas
Contact: Jim Pozzi (409) 766-6002

For Immediate Release

American National Announces New York Subsidiary

Galveston, TX – March 19, 2010 - American National Insurance Company (Nasdaq: ANAT) of Galveston, Texas is pleased to announce the formation of a new subsidiary, American National Life Insurance Company of New York, with headquarters in Glenmont, New York.  The company was incorporated under the laws of New York on October 15, 2009 and received its license from New York to sell life insurance, accident and health insurance and annuities on March 17, 2010.

American National Life Insurance Company of New York is part of American National Insurance Company’s expanding marketing operations. According to Jim Pozzi, President and Chief Operating Officer of American National Life Insurance Company of New York, “Our new subsidiary will create a marketing opportunity to introduce our portfolio of fixed annuities to New York residents, and as we further develop our product offerings, we will expand into direct marketing and other areas.”

David Behrens, Senior Vice President of Marketing for American National Life Insurance Company of New York, is excited about the marketing opportunities.  “With a distribution that includes brokerage, banks, broker dealers, and career agents, we are poised to market our fixed annuities to the broadest possible range of New York residents.  Looking ahead, our plans include expansion into life and pension sales, through both agent marketing and direct marketing to consumers.”

Our Farm Family Life Insurance Company products and operations will continue unchanged in New York and other Northeastern states.

American National Insurance Company welcomes the addition of American National Life Insurance Company of New York into its family of companies, which also includes American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.  The American National family of companies offers a broad line of products and services, which includes life insurance, annuities, health insurance, credit insurance, pension plan services and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.

Chartered in 1905, American National Insurance Company is headquartered in Galveston, Texas.  American National Insurance Company has evolved into an industry leader, ranking among the largest of life insurance companies in the United States, with over $20.1 billion in assets.  American National Insurance Company is rated A (Excellent) by A.M. Best Company, and AA- (Very Strong) by Standard & Poor’s.

For additional information, including company news and investor relations information, visit www.anico.com.